Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Fourth Quarter 2010 Results
- Adjusted Fourth Quarter EPS of $0.42 Excludes Restructuring, Tax Items -
- Guides to 2011 Sales Growth of 3% to 6%, Adjusted EPS between $2.25 and $2.45 -
 - Expects First Quarter Adjusted EPS to Increase 6% to 9% over 2010 Period -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA February 17, 2011 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its fourth-quarter and full-year financial results for 2010.  Summary comparative results for the fourth quarter were as follows:

	Three Months Ended December 31
($ millions, except per-share data )	2010	2009

Net Sales	$276.8	$293.4
Gross Profit	78.0	83.9
Reported Operating Profit	5.9	21.7
Adjusted Operating Profit (1)	20.6	32.0
Reported Diluted EPS	$0.18	$0.59
Adjusted Diluted EPS(1)	$0.42	$0.67

(1)See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release

Fourth-quarter 2010 sales were $16.6 million lower than in the comparable 2009 quarter, primarily the result of $12.3 million of non-recurring H1N1 vaccine-related sales realized in the 2009 period and $7.9 million of adverse currency translation effects.  Excluding those items, sales increased by 1.3% on 13.0% growth in Pharmaceutical Delivery Systems sales, which more than compensated for a 3.5% decline in Pharmaceutical Packaging System sales. That decrease was attributed primarily to customers managing year-end inventories by requesting fewer 2010 deliveries while increasing orders for delivery in early 2011.

Consolidated gross profit margin declined 0.4 percentage points to 28.2% in the current quarter, primarily the result of the lower sales volumes and higher material costs. SG&A costs increased $5.1 million in the quarter and included $2.3 million of higher stock-based compensation costs. R&D spending was $1.1 million higher than in the prior-year period, contributing to an adjusted operating profit of $20.6 million, $11.4 million lower than in the prior-year period.

Adjusted diluted earnings per share declined $0.25 from the prior-year quarter, $0.09 of which was attributed to the prior-year period H1N1-related sales. An additional $0.07 was the result of net adverse impacts of changes in market values, including $0.06 of foreign exchange, and $0.03 of increased stock-based compensation costs attributed to changes in West’s share price, net of $0.02 of lower pension expense attributed to changes in pension-fund asset values and discount rates.

On December 7, 2010 West announced plans to consolidate certain of its operations, the partial effects of which are included in its reported fourth-quarter 2010 results. Additional plan costs will be incurred through 2012, and associated operating cost savings are expected to commence in 2011. For further information on these plans and other items and their impact on reported and adjusted diluted earnings per share and other measures, see the “Restructuring and Other Items” section of this release.

Executive Commentary

“Comparing our fourth quarter performance to last year’s quarter or to the first nine months of 2010 is challenging,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Sales were more constrained than expected by our customers’ year-end working capital management efforts, while at the same time new orders increased our backlog by 10% compared to last year. That increase in the year-end order backlog has generated better sales in early 2011, which supports our expectation that the first quarter will improve upon the very strong first quarter of 2010.”

“Looking back on the year as a whole, our sales exceeded our expectations at the start of 2010, growing by over 8% excluding the adverse effects of currency and last year’s H1N1 sales,” said Dr. Morel. “Earnings came in below our original expectations, hurt by the strong dollar, the even stronger Yen, and delayed requested delivery dates.  We made important progress on a number of new business fronts, validating and demonstrating the commercial-scale production of the one-milliliter version of the Daikyo Crystal Zenith® insert-needle syringe, acquiring the electronic patch injector system, and moving operations at our new China plastics facility toward achieving break-even results in 2011. In the fourth quarter, we implemented a further consolidation that will keep our production capabilities and cost structure in balance with the expected changes in demand in the affected businesses.”

“For 2011, we expect revenue and profitability to grow in both of our business segments and to further advance our key new product initiatives in order to accelerate growth in the future. Looking beyond 2011, we believe that the investments we have made in production capacity, and in acquiring and developing proprietary products, will accelerate growth in both of our businesses by meeting our customers’ needs for cleaner, high-quality component products and delivery devices that enable effective delivery of their products. We remain on track with our previously enumerated long-term strategic and financial objectives, which have not changed.”

Pharmaceutical Packaging Systems

Fourth-quarter Pharmaceutical Packaging Systems sales were $193.7 million, compared to $219.6 million in fourth quarter of 2009. $12.3 million of the sales decline was attributed to non-recurring 2009 H1N1 vaccine-related sales and $6.5 million was attributed to unfavorable foreign currency translation.  Excluding those items, sales were 3.5%, or $7.1 million lower than in the prior-year period due primarily to a shift in demand as customers delayed some requested delivery dates into early 2011.  Those changes impacted sales of standard packaging and disposable device components. Sales of the Company’s advanced pharmaceutical packaging product lines were slightly higher, with growth in FluroTec®- and Teflon®-coated and Envision™ products more than offsetting an H1N1-related decline in Westar®-processed product sales.

Comparative sales performance was mixed across geographic regions.  The impact of lower H1N1 sales was felt most heavily in North America and Europe, which were both 12% lower compared to the prior-year quarter, and European sales were most affected by currency translation, which contributed 6.9 percentage points of that region’s decline. Excluding currency effects, sales in the Company’s Asian operations were 8% higher and its South American businesses grew 2%.

Gross profit was $62.8 million in the quarter, down from $72.4 million in the prior-year period, with adverse currency translation and transactional effects accounting for a combined $3.1 million of the $9.6 million change, with the balance attributed primarily to the lower sales volumes.  Gross margin was 32.5% or 0.5 percentage points lower than in the prior-year period, primarily due to higher production costs.

R&D costs of $2.7 million were slightly higher than in the prior-year period. SG&A costs of $27.6 million were $1.4 million higher, net of $0.7 million of favorable currency translation. The increase was primarily the ongoing effects of changes in staffing of sales and support functions initiated in earlier quarters and annual compensation increases.  Operating profit of $32.5 million was $10.6 million lower than in the fourth quarter of 2009, with $1.0 million of the decline attributed to currency translation.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were $84.2 million in the quarter, $9.0 million, or 11.9%, higher than the fourth quarter of 2009, net of $1.4 million, or 1.9 percentage points, of unfavorable currency translation. $7.2 million of the sales increase was due to growth in contract manufacturing for customers in the healthcare and personal care product markets, including the pass-through of higher resin costs. Proprietary product sales contributed the balance of the increase. Contract manufacturing generated 79% of the business segment revenues, while 21% were from proprietary products, which is substantially unchanged from the immediately preceding quarter.  Proprietary products include drug reconstitution aids, éris™ safety syringes, and Daikyo Crystal Zenith packaging and prefillable syringes.

Gross profit was $15.2 million, or 32% higher, and gross profit margin improved by 2.8 percentage points to 18.0% from the fourth quarter of 2009. The increases in gross profit and margin were attributed to the sales gains in both contract manufactured and proprietary products.

Research and development costs grew $0.9 million on increased development activity relating to proprietary products, including the recently acquired electronic patch injector system.  SG&A costs were $1.6 million higher than in the fourth quarter of 2009 due to spending on new product support and increased organizational costs associated with the January 2010 business segment realignment.  Operating profit was $1.2 million compared to $0.2 million in the prior-year period.

Corporate and Other

U.S. pension expense decreased by $0.8 million, to $3.4 million, in the fourth quarter compared to the same period last year and is primarily due to the continuing effects of the intervening annual valuations of pension-plan assets and retirement benefit obligations.

Stock-based compensation expense increased $2.3 million compared to the prior-year quarter, primarily the result of changes in the Company’s share price, which increased during the current quarter and declined during the same period last year. Other unallocated corporate, general and administrative costs were $0.3 million higher in the quarter.

Net interest expense of $4.4 million was $0.5 million higher in the 2010 quarter as a result of higher financing costs. Excluding items described in “Restructuring and Other Items”, the quarterly effective tax rate was 17.0% in the current period, compared to 22.5% in the prior-year period, and the annual effective tax rate for 2010 was 22.9%, compared to 23.4% for 2009, in both cases excluding the effects of discrete tax items. The reinstatement of the U.S. Credit for research activities contributed to the lower effective tax rate in the quarter. The year-over-year decrease in the annual effective tax rate was due to changes in the mix of global sources of earnings and associated tax rates.

Net income includes $0.8 million of equity in earnings of affiliated companies in which the Company owns a minority interest, a $0.6 million decrease from the prior year, attributed primarily to operating results at Daikyo Seiko, Ltd., the Company’s 25% owned affiliate based in Japan.

Restructuring and Other Items

During the current quarter, West incurred $0.2 million in pre-tax costs in completing the restructuring plan for certain U.S. businesses that it announced in the fourth quarter of 2009, during which period it recognized $8.4 million of pre-tax restructuring and impairment charges.

During the current quarter, West announced a further restructuring that primarily affects its Montgomery, Pennsylvania and Cornwall, England facilities.  Pursuant to that plan, the Company recorded $14.5 million in charges during the quarter, primarily for asset impairments and employment termination costs.  The plan is now expected to be completed over the next two years at a total cost of between $19 million and $21 million.  Savings associated with the plan are expected to be approximately $6 million in 2011, increasing to $12 million annually following completion of the plan.

During the current quarter, the Company recorded a net tax benefit of $1.1 million   associated with several discrete tax items, primarily the resolution of tax contingencies relating to other periods.  During the fourth quarter of 2009, the Company recorded a $1.9 million pre-tax charge ($1.3 million after-tax) associated with a change in law that reduced the previously recognized benefits of a tax amnesty program in Brazil, and an additional $4.0 million in other discrete tax benefits.

For further information, see “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Financial Guidance

The Company’s full-year 2011 revenue and earnings per share financial guidance, along with comparable 2010 full-year results are summarized as follows:

	2011 Guidance	2010 Results
Consolidated Sales(2)	$1.14 to $1.17 billion	$1.10 billion
Pharmaceutical Packaging Systems Revenue(2)	$810 to $830 million	$785 million
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	33.4%	32.9%
Pharmaceutical Delivery Systems Revenue(2)	$325 to $340 million	$324 million
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	20.5%	18.5%
Consolidated Gross Profit Margin	29.7%	28.8%

Full-Year Adjusted Diluted EPS(2)	$2.25 to $2.45	$2.10

(2) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.35 for 2011

West indicated that it expects first-quarter 2011 Adjusted Diluted EPS to be approximately 6% to 9% higher than in the first quarter of 2010.

The consequences of items described in “Supplemental Information and Notes to Non-GAAP Financial Measures”, which were excluded from the calculation of 2010 Adjusted Diluted EPS, and of similar items that may be incurred in 2011, are excluded from the 2011 guidance for Adjusted Diluted EPS.

The Company expects that capital spending will be between $110 million and $130 million during 2011.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 866-831-6267 (U.S.) or 617-213-8857 (International). The passcode is 14994078.

A live broadcast of the conference call and the accompanying slide presentation will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to view the slide presentation and listen to the Internet broadcast.  The slides are in “.pdf” format and can be downloaded by selecting “Presentations” section in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, February 24, 2011, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 36393850.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010		2009		2010		2009
Net sales	$276.8	100%	$293.4	100%	$1,104.7	100%	$1,055.7	100%
Cost of goods and services sold	198.8	72	209.5	71	786.6	71	752.1	71
Gross profit	78.0	28	83.9	29	318.1	29	303.6	29
Research and development	6.9	3	5.8	2	23.9	3	19.9	2
Selling, general and administrative expenses	50.5	18	45.4	16	187.7	17	177.7	17
Restructuring and other items	14.7	5	10.3	4	14.1	1	7.5	1
Other expense, net	-	-	0.7	-	1.7	-	1.0	-
Operating profit	5.9	2	21.7	7	90.7	8	97.5	9
Interest expense, net	4.4	1	3.9	1	16.2	1	14.4	1
Income before income taxes	1.5	1	17.8	6	74.5	7	83.1	8
Income tax expense	(3.6)	(1)	(1.1)	-	13.6	1	13.5	1
Equity in net income of affiliated companies	0.8	-	1.4	1	4.4	-	3.0	-
Net Income	$5.9	2%	$20.3	7%	$65.3	6%	$72.6	7%

Net income per share:
Basic	$0.18		$0.62		$1.96		$2.21
Assuming Dilution	$0.18		$0.59		$1.89		$2.12

Average common shares outstanding	33.4		33.0		33.3		32.8
Average shares assuming dilution	33.9		36.5		36.7		36.3

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales:	2010	2009	2010	2009
Pharmaceutical Packaging Systems	$193.7	$219.6	$785.0	$776.0
Pharmaceutical Delivery Systems	84.2	75.2	324.1	285.0
Eliminations	(1.1)	(1.4)	(4.4)	(5.3)
Consolidated Total	$276.8	$293.4	$1,104.7	$1,055.7

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$32.5	$43.1	$139.3	$138.3
Pharmaceutical Delivery Systems	1.2	0.2	9.7	9.9
U.S. pension expense	(3.4)	(4.2)	(13.7)	(16.7)
Stock-based compensation expense	(3.7)	(1.4)	(7.8)	(7.5)
General corporate costs	(6.0)	(5.7)	(22.7)	(19.0)
Adjusted Operating Profit	20.6	32.0	104.8	105.0
Restructuring and other items	(14.7)	(10.3)	(14.1)	(7.5)
Reported Operating Profit	$5.9	$21.7	$90.7	$97.5

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2010
(in millions, except per share data)

	As Reported December 31, 2010	Restructuring and related charges	Discrete tax items	Non-GAAP December 31, 2010
Operating profit	$5.9	$14.7	$-	$20.6
Interest expense, net	4.4	-	-	4.4
Income before income taxes	1.5	14.7	-	16.2
Income tax expense (benefit)	(3.6)	5.3	1.1	2.8
Equity in net income of affiliated companies	0.8	-	-	0.8
Net income	$5.9	$9.4	$(1.1)	$14.2

Net income per diluted share	$0.18	$0.27	$(0.03)	$0.42

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2009
(in millions, except per share data)

	As Reported December 31, 2009	Restructuring and other	Brazil tax amnesty	Discrete tax items	Non-GAAP December 31, 2009
Operating profit	$21.7	$8.4	$1.9	$-	$32.0
Interest expense, net	3.9	-	-	-	3.9
Income before income taxes	17.8	8.4	1.9	-	28.1
Income tax expense (benefit)	(1.1)	2.8	0.6	4.0	6.3
Equity in net income of affiliated companies	1.4	-	-	-	1.4
Net income	$20.3	$5.6	$1.3	$(4.0)	$23.2

Net income per diluted share	$0.59	$0.16	$0.03	$(0.11)	$0.67

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2010
(in millions, except per share data)

	As Reported December 31, 2010	Restructuring and related charges	Acquisition- related contingencies	Discrete tax items	Non-GAAP December 31, 2010
Operating profit	$90.7	$15.9	$(1.8)	$-	$104.8
Interest expense, net	16.2	-	-	-	16.2
Income before income taxes	74.5	15.9	(1.8)	-	88.6
Income tax expense	13.6	5.7	(0.2)	1.1	20.2
Equity in net income of affiliated companies	4.4	-	-	-	4.4
Net income	$65.3	$10.2	$(1.6)	$(1.1)	$72.8

Net income per diluted share	$1.89	$0.28	$(0.04)	$(0.03)	$2.10

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2009
(in millions, except per share data)

	As Reported December 31, 2009	Restructuring and other	Brazil tax amnesty	Discrete tax items	Non-GAAP December 31, 2009
Operating profit	$97.5	$9.5	$(2.0)	$-	$105.0
Interest expense, net	14.4	-	-	-	14.4
Income before income taxes	83.1	9.5	(2.0)	-	90.6
Income tax expense	13.5	3.2	(1.6)	6.1	21.2
Equity in net income of affiliated companies	3.0	-	-	-	3.0
Net income	$72.6	$6.3	$(0.4)	$(6.1)	$72.4

Net income per diluted share	$2.12	$0.17	$(0.01)	$(0.17)	$2.11

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

1)
Use of Non-GAAP Financial Measures- This press release and the preceding discussion of our results and the accompanying financial tables use non-GAAP financial measures. West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain business trends relating to West’s financial condition, results of operations and the Company’s overall performance.  Our executive management team uses adjusted operating profit and adjusted diluted EPS to evaluate the performance of the Company in terms of profitability and to compare operating results to prior periods. Adjusted operating profit is also used to evaluate changes in the operating results of each segment and to allocate resources to our segments.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies in the industry, many of which present similar non-GAAP financial measures to investors.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.  The principal limitation of such non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded from the non-GAAP financial measures.  In order to compensate for these limitations, our executive management presents its non-GAAP financial measures in connection with its GAAP results.  We urge investors and potential investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, and not rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the preceding tables.

The following is a description of the items excluded from adjusted operating profit and adjusted diluted EPS:

Restructuring and related charges:  During the three and twelve months ended December 31, 2010, we incurred restructuring, impairment and related charges of $14.7 million and $15.9 million, respectively. The majority of these costs related to the restructuring plan announced in December of 2010.

During the three and twelve months ended December 31, 2009, we recognized restructuring and other charges of $8.4 million and $9.5 million, respectively. The majority of these charges related to a restructuring program launched in the fourth quarter of 2009 to exit certain specialized laboratory service offerings and consolidate contract-manufacturing operations. The 2009 restructuring program was completed during the fourth quarter of 2010.

Acquisition-related contingencies:  During the third quarter of 2010, we reduced our liability for contingent consideration associated with our 2009 Eris™ acquisition by $1.8 million to reflect our revised assessment of fair value, as affected by a reduction in the probability of attaining certain milestones over the next four years.

Brazil Tax Amnesty:  During September 2009, we enrolled in a tax amnesty program in Brazil which entitled us to a reduction in certain tax-related penalties, interest and other costs in exchange for our irrevocable declaration of all specified tax obligations. The fourth quarter 2009 pre-tax charge of $1.9 million was the result of an adjustment to the original amnesty benefit to reflect the impact of a newly-issued ordinance. The full-year impact was a pre-tax gain of $2.0 million, or $0.4 million after tax.

Discrete tax items:  During the fourth quarter of 2010, we recognized $1.1 million in net discrete tax benefits, the majority of which resulted from the expiration of open tax audit periods in various tax jurisdictions.

During the three and twelve months ended December 31, 2009, we recognized discrete tax benefits of $4.0 million and $6.1 million, respectively. During 2009, we recognized tax credits of $2.4 million resulting from the identification of additional qualified R&D activities related to prior years, and other tax provision benefits of $0.9 million primarily from the reversal of valuation allowances on prior-year tax losses carried forward. We also recognized a $2.8 million net tax provision benefit principally resulting from the completion of a tax audit and the expiration of open tax periods in various tax jurisdictions.

2)	Reconciliation of 2011 Adjusted Guidance to 2011 Reported Guidance is as follows:

Full Year 2011 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.25 to $2.45
Restructuring, net of tax	(0.05) to (0.06)
Reported guidance	$2.19 to $2.40

(3) Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.35 for 2011. Actual results will vary as a result of variability of exchange rates.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2010	2009
Depreciation and amortization	$73.2	$68.1
Operating cash flow	$138.3	$137.7
Capital expenditures	$(71.1)	$(104.9)

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of December 31, 2010	As of December 31, 2009
Cash and Cash Equivalents	$110.2	$83.1
Debt	$358.4	$379.6
Equity	$625.7	$579.1
Net Debt to Total Invested Capital †	28.4%	33.9%
Working Capital	$266.9	$226.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about expected financial results for 2011 and future years.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•	the timing, regulatory approval and commercial success of customer products that incorporate our products;

•	the timely execution and completion of 2010 restructuring plan within the cost estimates, and the achievement of cost savings, anticipated by the plan;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on, customer demand, product pricing and profitability.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® and FluroTec® technologies are licensed from Daikyo Seiko, Ltd.
Teflon® is a registered trademark of E.I. du Pont de Nemours and Company.